Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, July 25, 2007		205.326.8421

Higher Realized Prices, Increased Production Drive Energen’s

Earnings Growth

Company Narrows 2007 Guidance Range, Raises 2008 Guidance

BIRMINGHAM, Alabama — Energen Corporation (NYSE: EGN) today attributed the 40 percent increase in its second quarter 2007 earnings per diluted share (EPS) primarily to higher realized sales prices for its natural gas, oil and natural gas liquids (NGL) production. Energen’s net income for the three months ended June 30, 2007, totaled $67.9 million, or 94 cents per diluted share, and compared favorably with net income of $49.6 million, or 67 cents per diluted share, in the same period a year ago.

Energen also announced today that the diversified energy company is:

•	Increasing by 1 billion cubic feet equivalent (Bcfe) its 2007 production estimate to 96 Bcfe;

•	Increasing by 10 cents the lower end of its 2007 earnings guidance to reflect a new, tighter range of $3.90 - $4.20 per diluted share;

•	Increasing by 5 cents its 2008 earnings guidance to a new range of $3.65 - $4.05 per diluted share;

•	Increasing its acreage position in Alabama shales; the Company currently has 220,000 net acres under lease.

MANAGEMENT COMMENTS

“Energen has experienced a number of positive developments during the first half of 2007,” said James McManus, Energen’s president and chief executive officer. “Year-to-date earnings are very strong due to higher realized sales prices and increased production. Energen remains on track to realize its sixth consecutive year of record earnings.

“We are very pleased with the success we continue to have in the San Juan Basin, where we are accelerating development largely through horizontal drilling in the Fruitland Coal formation. At mid-year, total production is outpacing our expectations, and we are pleased to be able to increase our 2007 production estimate to 96 Bcfe,” McManus said.

“With almost 70 percent of our estimated production in 2007 already hedged at solid prices, our sensitivity to commodity price changes is quite low; this fact, together with increased production, has prompted us to narrow our earnings guidance range by raising the bottom of the range 10 cents to $3.90 per diluted share,” he added.

“During the second quarter of 2007, Energen increased its hedge position for 2008 production,” said McManus. “We further added to this position just last week, such that 44 percent of our estimated 2008 production is now hedged: Approximately one-third of our estimated natural gas production is hedged and approximately two-thirds of both our estimated oil and NGL production. We believe there will be additional opportunities to add to our natural gas hedge position as we continue through the late summer and early winter.

“Having hedged at attractive prices relative to our assumptions, we are raising our earnings guidance for 2008 by 5 cents to $3.65 - $4.05 per diluted share,” McManus said.

“Our underlying price assumptions applicable to unhedged volumes remain unchanged at $8.50 per thousand cubic feet (Mcf) for natural gas, $65 per barrel for oil and 84.5 cents per gallon for NGLs,” he noted. “Although the 2008 strip price for natural gas currently is below our assumption, we were able to add to our hedge position just last week at prices above $8.50 per Mcf and believe the market will remain volatile, thereby providing future opportunities for additional hedging at or above our assumed price; meanwhile, the strip price for oil is well above our assumption at more than $70 per barrel.”

ALABAMA SHALES UPDATE

Energen Resources Corporation, Energen’s oil and gas exploration and production subsidiary, and its AMI partner, Chesapeake Energy Corporation, have now amassed a 440,000-acre lease position in multiple shale plays in north-central Alabama; Energen Resources’ net position is 220,000 acres. The two companies plan to start a 5- to 10-well test program on their Alabama shale acreage in the 4th quarter of 2007. “This test program will run into 2008 and is aimed at defining the productive potential of our joint acreage position,” McManus said.

2ND QUARTER RESULTS

For the three months ended June 30, 2007, Energen’s net income totaled $67.9 million, or 94 cents per diluted share, and compared with second quarter 2006 net income of $49.6 million, or 67 cents per diluted share. This 40 percent increase in EPS primarily reflects higher realized sales prices for Energen Resources’ second quarter 2007 production, partially offset by increased lease operating expense (LOE) and depreciation, depletion and amortization expense (DD&A).

Energen Resources Corporation

Energen Resources’ second-quarter net income totaled $66.9 million in 2007, reflecting a 33 percent increase over net income of $50.4 million in the same period a year ago.

Table A: 2nd Quarter Per-Unit Revenues and Production from Continuing Operations

	Average Realized Sales Prices			Production
	2Q2007	2Q2006	% Change	2Q2007	2Q2006	% Change
Natural Gas	$7.95 /Mcf	$6.75 / Mcf	17.8	15.7 Bcf	15.7 Bcf	0.0
Oil	$64.03 /Bbl	$51.92 / Bbl	23.3	947 MBbl	914 MBbl	3.6
NGL	$0.87 /Gal	$0.69 / Gal	26.1	19.1 MMgal	20.1 MMgal	(5.0)
Total	$8.38 /Mcfe	$6.96 / Mcfe	20.4	24.1 Bcfe	24.1 Bcfe	0.0

Per-unit LOE totaled $2.19 per Mcfe, up 19 percent from the same period a year ago, largely due a general rise in field service costs, increased repairs and work-over expenses; in addition, per-unit, commodity-price driven production taxes rose 5.7 percent. Per-unit DD&A in the second quarter of 2007 increased 13.5 percent over the same period last year to $1.09 per Mcfe.

Alabama Gas Corporation

Energen’s natural gas utility, Alabama Gas Corporation (Alagasco), generated net income of $1.4 million in the second quarter of 2007 as compared with a net loss of $0.5 million in the second quarter of 2006.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2007, Energen’s net income totaled $171.8 million, or $2.38 per diluted share, and compared with net income of $137.1 million, or $1.85 per diluted share, in the same period last year. This 29 percent increase in EPS largely reflects higher realized sales prices for Energen Resources’ production, partially offset by increased LOE and DD&A.

Energen Resources Corporation

Energen Resources’ year-to-date net income totaled $130.1 million in 2007 for a 30 percent increase over net income of $100.2 million in the same period a year ago.

Table B: YTD Per-Unit Revenues and Production from Continuing Operations

	Average Realized Sales Prices			Production
	YTD2007	YTD2006	% Change	YTD2007	YTD2006	% Change
Natural Gas	$7.94 / Mcf	$7.16 /Mcf	10.9	31,237 MMcf	31,052 MMcf	0.6
Oil	$61.23 / Bbl	$48.93 /Bbl	25.1	1,873 MBbl	1,832 MBbl	2.2
NGL	$0.83 / Gal	$0.64 /Gal	29.7	38.0 MMgal	36.7 MMgal	3.5
Total	$8.23 / Mcfe	$7.09 /Mcfe	16.1	47,905 MMcfe	47,285 MMcfe	1.3

Per-unit LOE totaled $2.09 per Mcfe, up 8 percent from the same period a year ago, largely due to a general rise in field service costs and increased repairs and work-over expenses, partially offset by a 4 percent decrease in per-unit, commodity-price driven production taxes. Per-unit DD&A expense in the first six months of 2007 increased 12 percent over the same period last year to $1.09 per Mcfe.

Alabama Gas Corporation

Alagasco generated net income of $41.7 million in the first six months of 2007 as compared with net income of $36.8 million in the same period last year; net income in the prior-year period was affected negatively by decreased usage driven by the high price of natural gas supplies during the 2006 winter heating season.

RESULTS OF THE TRAILING 12 MONTHS

For the 12 months ended June 30, 2007, Energen’s net income totaled $308.3 million, or $4.26 per diluted share. This compared with $213.5 million, or $2.89 per diluted share, in the same period a year ago. Included in the current 12-months earnings is a $34.5 million, or 47 cents per diluted share, after-tax gain associated with the Company’s sale in October 2006 of one-half interest in its acreage position in Alabama shales to Chesapeake Energy Corporation. Income from discontinued operations was immaterial in both periods.

Energen Resources Corporation

Energen Resources’ net income in the trailing 12-months period totaled $267.5 million and compared with $179.5 million in the same period last year. In addition to the one-time $34.5 million after-tax gain, the oil and gas company benefited from higher realized sales prices and a 3 percent increase in production volumes to 96.2 Bcfe.

Table C: Trailing 12 Months Per-Unit Revenues and Production from Continuing Operations

	Average Realized Sales Prices			Production
	TTM2007	TTM2006	% Change	TTM2007	TTM2006	% Change
Natural Gas	$7.35 /Mcf	$6.84 /Mcf	7.5	63,009 MMcf	62,242 MMcf	1.2
Oil	$56.03 /Bbl	$43.51 /Bbl	28.8	3,686 MBbl	3,481 MBbl	5.9
NGL	$0.75 /Gal	$0.61 /Gal	23.0	77.6 MMgal	72.9 MMgal	6.4
Total	$7.57 /Mcfe	$6.64 /Mcfe	14.0	96,216 MMcfe	93,538 MMcfe	2.9

Alabama Gas Corporation

Alagasco generated net income of $42.2 million in the 12-months ended June 30, 2007, as compared to $33.7 million in the prior-year period; the difference largely was due to the timing of rate recovery between periods and the negative impact on prior-period net income resulting from decreased usage driven by the high price of natural gas supplies during the 2006 winter heating season.

2007 EARNINGS GUIDANCE

Energen today narrowed its 2007 earnings guidance range by raising the bottom of the range 10 cents per diluted share. The new earnings guidance range is $3.90—$4.20 per diluted share. “Energen’s excellent year-to-date performance, better-than-expected production and substantial hedge position for the remainder of this year give us a great deal of confidence that we are on the right track to achieve our sixth consecutive year of record earnings in 2007,” said McManus.

Key assumptions in Energen’s 2007 earnings guidance are:

•	Existing hedge position covering 67 percent of estimated production in the last half of 2007;

•	Assumed prices for unhedged natural gas, oil and NGL production of $8 per Mcf, $60 per barrel and 78 cents per gallon, respectively;

•	Production of 96 Bcfe, an increase of 1 Bcfe;

•

Capital spending of approximately $360 million, including some $300 million by Energen Resources and approximately $60 million by Alagasco; this $25 million increase in Energen Resources’ capital spending plans largely is due to an $18 million bolt-on acquisition in the Permian Basin and associated development;

•	An average DD&A rate at Energen Resources of $1.13 per Mcfe

•	Per-unit LOE at Energen Resources, including production taxes, of $2.11 per Mcfe

•	Alagasco’s earning within its allowed range of return on average equity of approximately $300 million

•	Average diluted shares outstanding of 72.3 million.

Hedge Position for Remainder of 2007

Energen Resources’ hedge position for the remainder of the year by commodity is as follows:

Commodity	Hedge Vols.	Production, 3Q-4Q (est.)	% Hedged	NYMEX-equiv. price
Natural Gas	21.1 Bcf	31.4 Bcf	67	$8.87 / Mcf
Oil	1,353 MBbl	1,942 MBbl	70	$68.88 / barrel
NGL	22.4 MMgal	35.1 MMgal	64	$0.93 / gallon

NOTE: Actual July data used where known

Energen Resources’ natural gas and oil hedge positions for the remainder of the year by hedge type are as follows:

	Natural Gas Hedges
	Volumes (Bcf)	Assumed Differential (per Mcf)	NYMEXe Price (per Mcf)
NYMEX	6.4	—	$9.28
San Juan Basin	13.0	$1.00	$8.59
Permian Basin	0.2	$0.79	$7.98
SNG-Louisiana	1.5	$0.0	$9.72
	Oil Hedges
	Volumes (MBbl)	Assumed Differential (per barrel)	NYMEXe Price (per barrel)
NYMEX	174	—	$75.42
Sour Oil (WTS)	1,179	$4.79	$67.92

NOTE: Actual July data used where known

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average NGL revenue per unit of production will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for the remainder of 2007 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2007 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.00 represents an estimated net income impact of approximately $365,000 (0.5 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $60.00 per barrel represents an estimated net income impact of approximately $265,000 (0.4 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.78 per gallon represents an estimated net income impact of approximately $50,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2008 EARNINGS GUIDANCE

Energen today raised its earnings guidance range for 2008 by 5 cents per diluted share to a new range of $3.65—$4.05 per diluted share; this increase primarily reflects the impact on earnings of the Company’s current hedge position. Energen maintains its assumed prices for unhedged natural gas, oil and NGL production of $8.50 per Mcf, $65 per barrel and 84.5 cents per gallon, respectively.

Key assumptions in Energen’s 2008 earnings guidance include:

•	Existing hedge position covering approximately 44 percent of estimated 2008 production;

•	Production of 98 Bcfe;

•	Capital spending of approximately $255 million, including $193 by Energen Resources and $62 million by Alagasco

•	An average DD&A rate at Energen Resources of $1.29 per Mcfe

•	Per-unit LOE at Energen Resources, including production taxes, of $2.22 per Mcfe

•	Alagasco’s earning within its allowed range of return on average equity of approximately $315 million

•	Average diluted shares outstanding of 72.3 million

“I would emphasize that none of our 2008 estimates include any potential production or drilling capital associated with our stake in multiple shale plays in Alabama,” added McManus.

2008 Hedge Position

Energen Resources’ 2008 hedge position by commodity is as follows:

Commodity	Hedge Vols.	2008e Production	% Hedged	NYMEX-equiv. price
Natural Gas	21.6 Bcf	64.8 Bcf	33	$8.78 / Mcf
Oil	2.7 MMBbl	4.0 MMBbl	65	$67.52 / barrel
NGL	41.3 MMgal	63.8 MMgal	65	$0.93 / gallon

Energen Resources’ 2008 natural gas and oil hedge positions by hedge type are as follows:

	Natural Gas Hedges
	Volumes (Bcf)	Assumed Differential (per Mcf)	NYMEXe Price (per Mcf)
NYMEX	10.8	—	$8.70
San Juan Basin	10.8	$1.05	$8.86
	Oil Hedges
	Volumes (MBbl)	Assumed Differential (per barrel)	NYMEXe Price (per barrel)
NYMEX	335	—	$72.30
Sour Oil (WTS)	2,333	$5.00	$66.83

Average realized oil and gas prices for ERC’s production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, ERC will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them ERC’s assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given ERC’s current hedge position for 2008 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2008 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.50 represents an estimated net income impact of approximately $2,150 million (3.0 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $65.00 per barrel represents an estimated net income impact of approximately $670,000 (0.9 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.845 per gallon represents an estimated net income impact of approximately $65,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.7 Tcfe of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at www.energen.com.